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                                                                     EXHIBIT 3.3


                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                                 DIADEXUS, INC.

     DIADEXUS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST: That, by written consent of the Board of Directors of said corporation as of November 18, 2000, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and directing its officers to submit said amendment to the stockholders of said corporation for consideration thereof. The resolutions setting forth the proposed amendment are as follows:

          NOW, THEREFORE, BE IT RESOLVED, that Section B.3(b) of Article IV of the Corporation's Certificate of Incorporation be amended to read as follows:

          "(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such Preferred Stock immediately upon the earlier of (i) this corporation's sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 or any successor forms under the Securities Act of 1933, as amended, with a public offering price which is not less than $10.00 per share (as adjusted for any stock splits, stock dividends, combinations, recapitalizations and the like) and for aggregate proceeds of not less than $20,000,000 (prior to any underwriting discounts or commissions), provided that immediately after such sale, the Common Stock will be listed for trading on a recognized North American or European stock exchange, such as the Nasdaq National Market System (any such offering a "Qualified Public

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     Offering"), or (ii) the date specified by written consent or agreement of the holders of at least 80% of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (voting together as a single class on an as-converted basis)."

          RESOLVED FURTHER, that the officers of the Corporation be, and each of them hereby is, authorized, empowered and directed, on behalf of the Corporation, to submit the foregoing amendment to the stockholders of the Corporation for consideration thereof; and

          RESOLVED FURTHER, that, following approval of the foregoing amendment by the stockholders of the Corporation, the officers of the Corporation be, and each of them hereby is, authorized, empowered and directed, on behalf of the Corporation, to prepare or cause to be prepared and to execute a Certificate of Amendment of the Corporation's Certificate of Incorporation, to file or cause to be filed said Certificate of Amendment with the Delaware Secretary of State, and to execute such other documents and take such other actions as such officer or officers shall deem necessary, appropriate or advisable in order to carry out the intent and purposes of the foregoing resolutions.

     SECOND: That, thereafter, by written consent of the holders of all of the issued and outstanding shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock and the holders of a majority of the issued and outstanding shares of Series C Preferred Stock of said corporation, the necessary number of shares required by statute were voted in favor of the amendment, and written notice of such action was duly given, all in accordance with Section 228 of the General Corporation Law of the State of Delaware..

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


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     IN WITNESS WHEREOF, DIADEXUS, INC. has caused this certificate to be signed by Patrick Plewman, its Chief Executive Officer and President, this 18th day of November, 2000.

                                    DIADEXUS, INC.


                                    By: /s/ Patrick Plewman
                                       ------------------------------
                                    Name: Patrick Plewman
                                    Title: Chief Executive Officer and President